UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: January 31, 2014

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212)  231-0092
(Registrant’s Telephone Number, including Area Code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into Material Definitive Agreements

On January 31, 2014, Viggle Inc. (the “Company”) entered into a Revolving Loan Agreement (the “Revolving Line”) with Deutsche Bank Trust Company Americas (“Deutsche Bank”), under which Deutsche Bank agreed to loan the Company up to $2,500,000.  In addition, amounts outstanding under the Revolving Line may not exceed 85% of the Company's eligible accounts receivable at any time.  The Company may, from time to time, request advances from the Revolving Line in amounts of no less than $500,000. Interest on the outstanding balance may, at the Company’s election, be charged at a rate per annum equal to the LIBOR Rate plus 4% or (ii) the Prime Rate plus 1.75%.   Interest is payable monthly in arrears.  The Company paid a $50,000 facility fee from the initial draw of $1,000,000 made at closing. The Revolving Line matures on April 30, 2014. The Company may make prepayments, in whole or in part, under the Revolving Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date.  The Revolving Line is secured by a lien on all of the Company's assets. Repayment of the Revolving Line was guaranteed by Robert F.X. Sillerman.

The foregoing description of the Revolving Line and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Revolving Line attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Revolving Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: February 6, 2014	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President